Exhibit 99.1

   Trex Company Announces Preliminary Second Quarter 2005 Results;
                   Revises Annual Guidance for 2005

    WINCHESTER, Va.--(BUSINESS WIRE)--June 22, 2005--Trex Company, Inc. (NYSE:TWP), manufacturer of Trex(R) decking and railing, today announced that it expects net sales for the second quarter of 2005 to be in the range of $75 million to $80 million, compared to $83.4 million for the second quarter of 2004. Net sales for the first six months of 2005 are expected to be in the range of $165 million to $170 million, which would represent an increase of approximately 3-6% over the $159.7 million in net sales for the first six months of 2004. The Company expects to record a net loss for the second quarter of 2005 in the range of $0.20 to $0.25 per diluted share, compared to net income of $0.75 per diluted share in the second quarter of 2004.
    Chairman and Chief Executive Officer Robert Matheny said, "A combination of factors, both on the revenue and the income side, are making this year much more challenging than we had anticipated. On the top line, our results have been affected by higher than anticipated retail inventory levels, which have adversely impacted our sales. In addition, as discussed in our first quarter 2005 earnings announcement, unfavorable weather in many parts of the U.S. significantly delayed the onset of this year's decking season, negatively affecting the sell-through of our products. A slower than expected expansion of our new distribution program with The Home Depot also caused sales to be less than expected.
    "On the income side, our results in the first six months of 2005 have been negatively affected by the higher price of plastic raw materials, which increased by approximately 70% over the price in the first six months of 2004. Production costs have also been higher than normal due to the start-up of our new Olive Branch manufacturing facility, which came on line as scheduled in the second quarter, and the introduction of Trex Brasilia(TM) and Trex Artisan Series Railing(TM)."
    Mr. Matheny continued, "Despite these challenges, we are encouraged by a recent survey of our retail distribution channels, which indicates that downstream sales have risen 20% - 25% year over year, a sign that our dealers are selling out of inventory. We are also encouraged by the fact that the Company's recent order patterns are showing a recovery to more normal levels. Although it is difficult to obtain specific data at the dealer level, in speaking with contractors throughout the U.S., indications are that their business is robust and they are trying to catch up from a slow start caused by this year's poor weather. Nonetheless, we are taking a number of measures to curtail unneeded manufacturing capacity and to reduce expenses.
    "We remain pleased with consumers' response to our new marketing campaign and expanded product line-up. The conversion from wood to composite decking and railing is continuing, presenting us with an excellent market opportunity longer term. By continuing to offer superior products, drive brand awareness, and increase our distribution footprint, we believe Trex will be well positioned to take advantage of the many opportunities that exist for growth."
    As a result of the factors described above, the Company is revising its previously announced guidance for 2005, which called for net sales to range from $300 million to $310 million and earnings per diluted share to range from $2.16 to $2.23. For 2005, the Company now expects net sales in the range of $270 million to $280 million and earnings per diluted share in the range of $0.50 to $0.60. For 2004, Trex Company reported net sales of $253.6 million and earnings per diluted share of $1.83.
    The Company has scheduled a conference call for 8:30 a.m. ET on June 23, 2005 to discuss its current outlook. A live webcast of the conference call will be available to all investors at the Trex Company Web site at www.trex.com. The call will also be simulcast at www.streetevents.com.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available through Thursday, June 30, 2005. To listen to the telephone replay, dial 1-706-645-9291 and enter conference ID #7308207.
    The Company expects to release results for the second quarter, which ends on June 30, 2005, after the market closes on Wednesday, July 27, 2005. The Company expects to hold a conference call to discuss those results on Thursday, July 28, 2005. Additional details about the conference call will be published in advance of the call.

    About Trex Company

    Trex Company is the nation's largest manufacturer of composite decking, which is marketed under the brand name Trex(R). Made from a unique combination of reclaimed wood and plastic, Trex decking and railing products offer significant design flexibility with fewer ongoing maintenance requirements. For more information, visit the Company's website, www.trex.com. Trex(R), Trex Brasilia(TM) and Trex Artisan Series Railing(TM) are trademarks of Trex Company, Inc., Winchester, Va.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to continue to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 and its subsequent filing on Form 10-Q for the first quarter of 2005 discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Trex Company, Inc.
             Paul Fletcher, 540-542-6300
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations Contact:
             Harriet Fried, 212-838-3777
             or
             Media Contact:
             Michael Hopkins, 212-838-3777